As filed with the Securities and Exchange Commission on August 11, 2021.

Registration No. 333-238688

Registration No. 333-167592

Registration No. 333-49196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-238688)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-167592)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-49196)

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMERICAN RIVER BANKSHARES (BANK OF MARIN BANCORP, as successor by merger to AMERICAN RIVER BANKSHARES)

(Exact name of registrant as specified in its chapter)

California	68-0352144
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Bank of Marin Bancorp

504 Redwood Boulevard, Suite 100

Novato, California 94947

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

American River Bankshares 2020 Equity Incentive Plan

American River Bankshares 2010 Equity Incentive Plan

American River Holdings 1995 and 2000 Stock Option Plans

(Full title of plan)

Russell A. Colombo

Chief Executive Officer

Bank of Marin Bancorp

504 Redwood Blvd., Suite 100

Novato, CA 94947

(Name and address of agent for service)

(415) 763-4520

(Telephone number, including area code, of agent for service)

Copies of communications to:

Kenneth E. Moore, Esq.

Stuart | Moore | Staub

641 Higuera Street, Suite 302

San Luis Obispo, CA 93401

(805) 545-8590

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

Bank of Marin Bancorp as successor by merger to American River Bankshares (the “Registrant”) is filing these Post-Effective Amendments No. 1 to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•	Registration Statement No. 333-238688, filed with the Commission on May 26, 2020, registering 250,000 shares of common stock, no par value, (“Common Stock”) of the Registrant under the American River Bankshares 2020 Equity Incentive Plan;

•	Registration Statement No. 333-167592, filed with the Commission on June 17, 2010, registering 1,476,829 shares of Common Stock of the Registrant under the American River Bankshares 2010 Equity Incentive Plan; and

•	Registration Statement No. 333-49196, filed with the Commission on November 2, 2000, registering 679,634 shares of Common Stock of the Registrant under the American River Holdings 1995 and 2000 Stock Option Plans.

On August 6, 2021, pursuant to the Agreement to Merge and Plan of Reorganization, dated April 16, 2021, by and between Bank of Marin Bancorp (“Bancorp”) and American River Bankshares (“American River”), American River merged with and into Bancorp, with Bancorp surviving the merger (the “Merger”).

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have terminated. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Common Stock and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Bank of Marin Bancorp, as successor by merger to American River Bankshares, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and has duly caused the Post-Effective Amendments No. 1 to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on August 11, 2021.

BANK OF MARIN BANCORP

/s/ David A. Merck
David A. Merck
Vice President & Financial Reporting Manager (Principal Accounting Officer)

Note: No other person is required to sign these Post-Effective Amendments to the above-reference Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.